Exhibit 10.26

Template 4

December 15, 2011

General Motors Company Equity Grant Award Agreement
Private and GM Confidential
<Name>

Dear :

This letter describes the details under which you are being granted an Award of Restricted Stock Units under the General Motors Company (GM) 2009 Long-Term Incentive Plan, as amended December 22, 2010 (the Plan).
A copy of the Plan can be found on the Solium Shareworks site. Capitalized terms used in this Award Agreement have the meaning given in the Plan unless noted otherwise. In the event of any conflict between this Award Agreement and the Plan, the terms of this Award Agreement shall prevail.
The full terms of your Award are set out in this Award Agreement and the Plan.
Details of the Award

Feature	Description
Issuer	General Motors Company, a Delaware corporation
Number of RSUs Granted to You	XXXXXX Restricted Stock Units (RSUs) under the General Motors Company 2009 Long-Term Incentive Plan as amended December 22, 2010.
Grant Date	December 15, 2011
Proration Date	Not Applicable
Payment	No amount is payable by you for the issuance of the RSUs or in connection with the settlement of any RSU.
Nonforfeitability	This Award is not subject to forfeiture
Performance Condition	Not applicable

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Settlement Conditions and Settlement Date(s):
The RSU Award will be fully vested and non-forfeitable on December 31, 2010. The value of the Shares of GM Common Stock equal to the number of units to be settled will be delivered in cash on the latter of the following Settlement Dates and no longer a Top 25 employee:

XXXX share value to be delivered March 15, 2014
XXXX share value to be delivered March 15, 2015

Form of Payment
Despite the terms of the Plan, if you remain working in the current location at the time of settlement, RSUs issued to you will only be settled by payment to you of the Fair Market Value of a Share, in cash. No RSUs which are issued to you will be settled by the issue of any Shares, unless your work location changes to a jurisdiction that permits settlement in shares. Section 6(e) of the Plan is modified accordingly.

Termination of Employment	100% of RSUs to be settled on the Settlement Date(s) noted above.
Important Information about TARP
This Award is subject to the requirements of the American Recovery and Reinvestment Act of 2009, and regulations issued by the U.S. Department of the Treasury thereunder. These requirements are known as “TARP” and are interpreted by the Office of the Special Master for TARP Executive Compensation. The Company has the right to change this Award, or interpret its provisions, so as to make it comply with TARP and rulings by the Special Master thereunder. In general, TARP applies specific requirements to Awards granted to or held by the 100 most highly compensated employees of the Company and its Subsidiaries, and more stringent requirements apply to Awards granted to or held by the 25 most highly compensated employees. The determinations of these groups are made annually.

Certain Defined Terms	Certain terms used in this Award Agreement are defined in the Plan document. Some of these definitions are summarized below.

Additional Terms
The following additional terms apply to the Award to you, your participation in the Plan and the grant of RSUs (and any cash or Shares) to you. By accepting the Grant you irrevocably agree and acknowledge in favor of GM (on its own behalf and as agent for its Subsidiaries) that:

1.
to enable GM to issue you RSUs, and administer the Plan and any Award, you consent to the exchange and disclosure of your personal information, including transmission of that information from your country of employment, residence or citizenship, to other countries;

2.	the Plan is established voluntarily by GM, it is discretionary in nature and it may be modified, suspended or terminated by GM at any time, as provided in the Plan;

3.
the Award and your participation in the Plan is not offered in lieu of, or in substitution for, any payment of remuneration, severance payments, leave entitlements, or any other compensation payable to you;

4.
participation in the Plan is voluntary and occasional and does not create any contractual or other right to future participation in the Plan, Awards or benefits in lieu of participation in the Plan, even if Awards are offered repeatedly;

5.
Awards under, and your participation in, the Plan do not form part of your remuneration for the purposes of determining payments in lieu of notice of termination of your employment of office, severance payments, leave entitlements, or any other compensation payable to you. No Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of GM or any of its Subsidiaries;

6.
GM and its Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan. You are strongly advised to seek your own professional legal and taxation advice concerning the impact of the Plan and your Award;

7.	the future value of the underlying Shares is unknown and cannot be predicted with certainty and the Shares may increase or decrease in value;

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8.
you will have no entitlement to compensation or damages as a result of any loss or diminution in value of Shares, RSUs or any other rights acquired pursuant to the Plan, including, without limitation, as a result of the termination of your employment by GM or any of its Subsidiaries for any reason whatsoever and whether or not in breach of contract;

9.	you have read this Award Agreement and the Plan carefully and understand their terms.

Acceptance Offer
To accept this offer you will need to sign below and indicate your acceptance of all the terms outlined in this Agreement and the Plan not later than January 16, 2012. If you do not accept the grant by that time, this offer will lapse and be incapable of acceptance (unless otherwise agreed to by GM).
A copy of the signed acceptance should be returned to (fax: +1-313-665-0732). If you have any questions concerning this offer or the Plan you should contact Global Compensation.
Yours sincerely,

Janice K. Uhlig
Executive Director,
Global Compensation & Benefits

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Acceptance of Grant Agreement Dated 12/15/11

I, _____________________________________________________________
Print Name

confirm that I have been given a copy of this letter agreement and access to the General Motors Company 2009 Long-Term Incentive Plan (Plan), and that having read both documents I irrevocably agree to:

(a)	accept the number of Restricted Stock Units (and any Shares) that are issued by GM to me in accordance with the terms of the Plan and this letter; and

(b) be bound by and abide by the terms of this letter agreement and the Plan.

……………………………………………………………………………………………
Signed

……………………………………………………………………………………………
Date

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